Exhibit 24.1
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John D. Erickson, Lauris N. Molbert, Kevin G. Moug and George A. Koeck, and each or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments or any Registration Statement filed pursuant to Rule 462(b) under the Act) to the Registration Statement on Form S-3 (File No. 333-159137), relating to the offer and sale of an indeterminate aggregate amount of securities of Otter Tail Corporation and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.
     IN WITNESS WHEREOF, this Power of Attorney has been signed on the 1st day of July, 2009, by the following persons:

/s/ John D. Erickson John D. Erickson	/s/ Arvid R. Liebe Arvid R. Liebe

/s/ Lauris N. Molbert Lauris N. Molbert	/s/ Edward J. McIntyre Edward J. McIntyre

/s/ Kevin G. Moug Kevin G. Moug	/s/ Nathan I. Partain Nathan I. Partain

/s/ George A. Koeck George A. Koeck	/s/ Joyce Nelson Schuette Joyce Nelson Schuette

/s/ John C. MacFarlane John C. MacFarlane	/s/ Gary J. Spies Gary J. Spies

/s/ Karen M. Bohn Karen M. Bohn	/s/ James B. Stake James B. Stake